SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule TO

Tender Offer Statement under Section 14(d)(1) or 13(e)(1) of the

Securities Exchange Act of 1934

ELECTRONIC DATA SYSTEMS CORPORATION

(Name of Subject Company (Issuer) and Filing Person (Offeror))

FELINE PRIDES

(Title of Class of Securities)

285661 20 3

(CUSIP Number of Class of Securities)

D. Gilbert Friedlander

Executive Vice President, General Counsel and Secretary

Electronic Data Systems Corporation

5400 Legacy Drive

Plano, Texas 75024-3199

(972) 604-6000

(Name, address and telephone number of person authorized to receive notice and communications on behalf of filing persons)

With copies to:

David B. Hollander	Robert L. Kimball	Michael J. Schiavone
Electronic Data Systems Corporation	Vinson & Elkins L.L.P.	Shearman & Sterling LLP
5400 Legacy Drive	3700 Trammell Crow Center	599 Lexington Avenue
Plano, Texas 75024-3199	2001 Ross Avenue	New York, New York 10022
(972) 604-6000	Dallas, Texas 75201-2975	(212) 848-4000
(214) 220-7700

CALCULATION OF FILING FEE

Transaction valuation(*)	Amount of Filing Fee(**)

$492,574,500	$62,409.19

*	Estimated solely for the purpose of calculating the registration fee and based on the difference between (a) the product of (i) $17.875, which is the average of the high and low prices per unit of the Registrant’s Income PRIDES as reported on the New York Stock Exchange on March 26, 2004, and (ii) the 32,100,000, which represents the maximum number of Income PRIDES sought in the exchange offer, and (b) $81,213,000 which represents the maximum aggregate amount of cash to be paid by the Registrant in the exchange offer.
**	The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934 and equals $126.70 for each $1,000,000 of the value of the transaction.
☒	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $62,409.19	Filing Party: Electronic Data Systems Corporation
Form or Registration No.: Form S-4 (File No. 333-114061)	Date Filed: March 31, 2004

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

This Tender Offer Statement on Schedule TO relates to an offer by Electronic Data Systems Corporation, a Delaware corporation (the “Company”), to exchange (the “Exchange Offer”) 0.8430 shares of the Company’s common stock plus $2.53 in cash for each validly tendered and accepted FELINE PRIDES unit in the form of an Income PRIDES, up to an aggregate of 32,100,000 Income PRIDES, on the terms and subject to the conditions described in the exchange offer prospectus (the “Exchange Offer Prospectus”), which is a part of the registration statement filed with the Securities and Exchange Commission on Form S-4 (SEC File No. 333-114061) relating to the shares of common stock to be issued to stockholders in the Exchange Offer (the “Registration Statement”). The terms and conditions of the Exchange Offer are set forth in the Exchange Offer Prospectus and the accompanying Letter of Transmittal, which are exhibits (a)(1) and (a)(2) hereto.

The information set forth in the Exchange Offer Prospectus, including the exhibits thereto, and the accompanying Letter of Transmittal, is hereby expressly incorporated herein by reference in response to all items required in this Schedule TO.

Item 1. Summary Term Sheet.

The information set forth in the Exchange Offer Prospectus in the sections entitled “Questions and Answers About the Exchange Offer” and “Summary—The Exchange Offer” is incorporated herein by reference.

Item 2. Subject Company Information.

(a) Name and Address.

The name of the subject company is Electronic Data Systems Corporation. The address of the Company’s principal executive offices is 5400 Legacy Drive, Plano, Texas, 75024-3199. Its telephone number is (972) 604-6000.

(b) Securities.

The information set forth in the Exchange Offer Prospectus in the section entitled “Description of FELINE PRIDES” is incorporated herein by reference.

(c) Trading Market and Price.

The information set forth in the Exchange Offer Prospectus in the section entitled “Market for Common Stock and Income PRIDES” is incorporated herein by reference.

Item 3. Identity and Background of Filing Person.

(a) Name and Address.

The filing person is the issuer. The information set forth in Item 2(a) above is incorporated herein by reference.

Pursuant to Instruction C to Schedule TO, the following persons are the directors and/or executive officers of the Company.

Name	Position
Michael H. Jordan	Chairman and Chief Executive Officer, Director
Anthony Affuso	President and Chief Executive Officer of UGS PLM Solutions
D. Gilbert Friedlander	Executive Vice President, General Counsel and Secretary
Jeffrey M. Heller	President and Chief Operating Officer, Director
Heinz (Henner) L. Klein	Chief Executive Officer of A.T. Kearney
David M. Clementz	Executive Vice President, Service Delivery
Charles S. Feld	Executive Vice President, Portfolio Management
Stephen F. Schuckenbrock	Executive Vice President, Global Sales and Client Solutions
Tina Sivinski	Executive Vice President, Human Resources
Robert H. Swan	Executive Vice President and Chief Financial Officer
Roger A. Enrico	Director
William H. Gray, III	Director
Ray J. Groves	Director
Ellen Hancock	Director
Ray L. Hunt	Director
C. Robert Kidder	Director
Judith Rodin	Director

The address and telephone number of each director and executive officer is: c/o Electronic Data Systems Corporation, 5400 Legacy Drive, Plano, Texas, 75024-3199; (972) 604-6000

Item 4. Terms of the Transaction.

(a) Material Terms.

The information set forth in the Exchange Offer Prospectus in the sections entitled “Questions and Answers About the Exchange Offer,” “Summary—The Exchange Offer,” “The Exchange Offer—Terms of the Exchange Offer,” “The Exchange Offer—Expiration Date,” “The Exchange Offer—Extension, Delay in Acceptance, Amendment or Termination,” “The Exchange Offer—Withdrawals of Tenders,” “The Exchange Offer—Procedures for Tendering Income PRIDES,” “The Exchange Offer—Acceptance; Exchange of Income PRIDES,” “The Exchange Offer—Priority of Exchanges and Proration,” “Description of Capital Stock—Common Stock,” “Description of FELINE PRIDES,” “Comparison of Rights Between the Income PRIDES and Our Common Stock,” “The Exchange Offer—Accounting Treatment,” and “Material United States Federal Income Tax Consequences” is incorporated herein by reference.

(b) Purchases.

The information set forth in the Exchange Offer Prospectus in the section entitled “Description of FELINE PRIDES—Interest of Directors and Officers; Current Transactions Concerning the FELINE PRIDES Units” is incorporated herein by reference.

Item 5. Past Contacts, Transactions, Negotiations and Agreements.

(e) Agreements Involving the Subject Company’s Securities.

The Company has entered into the following agreements (each of which is filed as an exhibit to this Schedule TO) in connection with the FELINE PRIDES: Indenture used in connection with the issuance of the notes which are a component of the Income PRIDES, Second Supplemental Indenture used in connection with the issuance of the notes which are a component of the Income PRIDES, Form of Note, Purchase Contract Agreement between Electronic Data Systems Corporation and The Chase Manhattan Bank, as Purchase Contract Agent, Form of Income PRIDES Certificate, Pledge Agreement among Electronic Data Systems Corporation, First Union Trust Company, N.A., as Collateral Agent, and The Chase Manhattan Bank, as Purchase Contract Agent, and Remarketing Agreement among Electronic Data Systems Corporation, The Chase Manhattan Bank, as Purchase Contract Agent, and Merrill Lynch & Co., Merrill Lynch Pierce, Fenner & Smith Incorporated, as Remarketing Agent.

The information set forth in the Exchange Offer Prospectus in the sections entitled “Description of Capital Stock—Rights Agreement,” “Description of FELINE PRIDES,” “Description of the Purchase Contracts,” and “Description of the Notes” is incorporated herein by reference.

Item 6. Purposes of the Transaction and Plans or Proposals.

(a) Purposes.

The information set forth in the Exchange Offer Prospectus in the sections entitled “Questions and Answers About the Exchange Offer—Why are we making the exchange offer,” “Summary—The Exchange Offer,” and “The Exchange Offer—Purpose and Effects of the Exchange Offer” is incorporated herein by reference.

(b) Use of Securities Acquired.

The information set forth in the Exchange Offer Prospectus in the sections entitled “Questions and Answers About the Exchange Offer—What do we intend to do with the Income PRIDES that are tendered in the Exchange Offer,” “Summary—The Exchange Offer” and “The Exchange Offer—Terms of the Exchange Offer” is incorporated herein by reference.

(c) Plans.

The information set forth in the Exchange Offer Prospectus in the section entitled “Summary—Our Company” is incorporated herein by reference.

Item 7. Source and Amount of Funds or Other Consideration.

(a) Source of Funds.

The information set forth in the Exchange Offer Prospectus in the sections entitled “Summary—The Exchange Offer” and “The Exchange Offer—Source of Cash to be Paid in the Exchange Offer” is incorporated herein by reference.

(b) Conditions.

Not applicable.

(d) Borrowed Funds.

Not applicable.

Item 8. Interest in the Securities of the Subject Company.

(a) Securities Ownership.

The information set forth in the Exchange Offer Prospectus in the section entitled “Description of Income PRIDES— Interest of Directors and Officers; Current Transactions Concerning the Income PRIDES Units” is incorporated herein by reference.

(b) Securities Transactions.

The information set forth in the Exchange Offer Prospectus in the section entitled “Description of Income PRIDES— Interest of Directors and Officers; Current Transactions Concerning the Income PRIDES Units” is incorporated herein by reference.

Item 9. Persons/Assets, Retained, Employed, Compensated or Used.

(a) Solicitations or Recommendations.

The information set forth in the Exchange Offer Prospectus in the sections entitled “The Exchange Offer—Information Agent” is incorporated herein by reference.

Item 10. Financial Statements.

(a) Financial Information.

The information set forth in the Exchange Offer Prospectus in the sections entitled “Where to Find Additional Information” and “Selected Historical Financial Data” is incorporated herein by reference. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 is incorporated herein by reference and can also be accessed electronically on the Securities and Exchange Commission’s website at http://www.sec.gov.

(b) Pro Forma Information.

Not applicable.

Item 11. Additional Information.

(a) Agreements, Regulatory Requirements and Legal Proceedings.

The information set forth in the Exchange Offer Prospectus in the section entitled “The Exchange Offer—Conditions to the Exchange Offer” is incorporated herein by reference.

(b) Other Material Information.

Not applicable.

Item 12. Exhibits.

(a	)(1)	Exchange Offer Prospectus, subject to completion dated March 31, 2004—incorporated herein by reference to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a	)(2)	Form of Letter of Transmittal—incorporated herein by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a	)(3)	Form of Letter to Registered Holders and Depository Trust Company Participants—incorporated herein by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a	)(4)	Form of Letter to Clients—incorporated herein by reference to Exhibit 99.3 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a	)(5)	Form of Letter to Holders of FELINE PRIDES—incorporated herein by reference to Exhibit 99.4 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a	)(6)	Press Release, dated March 31, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(b	)	Not applicable.

(d	)(1)	Indenture used in connection with the issuance of the Notes which are a component of the Income PRIDES—incorporated herein by reference to Exhibit 4 to the Registration Statement on Form S-3 of the registrant (File No. 333-10145).

(d	)(2)	Second Supplemental Indenture used in connection with the issuance of the Notes which are a component of the Income PRIDES—incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

(d	)(3)	Form of Note—incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

(d	)(4)	Purchase Contract Agreement between Electronic Data Systems Corporation and The Chase Manhattan Bank, as Purchase Contract Agent—incorporated herein by reference to Exhibit 4.3 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

(d	)(5)	Form of Income PRIDES Certificate—incorporated herein by reference to Exhibit 4.4 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

(d	)(6)	Pledge Agreement among Electronic Data Systems Corporation, First Union Trust Company, N.A., as Collateral Agent, and The Chase Manhattan Bank, as Purchase Contract Agent—incorporated herein by reference to Exhibit 4.5 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

(d	)(7)	Remarketing Agreement among Electronic Data Systems Corporation, The Chase Manhattan Bank, as Purchase Contract Agent, and Merrill Lynch & Co., Merrill Lynch Pierce, Fenner & Smith Incorporated, as Remarketing Agent—incorporated herein by reference to Exhibit 4.6 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

(g	)	Not applicable.

(h	)	Opinion of Vinson & Elkins L.L.P.—incorporated by reference to Exhibit 8.1 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

Item 13. Information Required by Schedule 13E-3.

(a) Not applicable.

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 31, 2004

ELECTRONIC DATA SYSTEMS CORPORATION

By:	/s/ Robert H. Swan

Robert H. Swan
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT NAME

(a)(1)	Exchange Offer Prospectus, subject to completion dated March 31, 2004—incorporated herein by reference to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a)(2)	Form of Letter of Transmittal—incorporated herein by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a)(3)	Form of Letter to Registered Holders and Depository Trust Company Participants—incorporated herein by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a)(4)	Form of Letter to Clients—incorporated herein by reference to Exhibit 99.3 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a)(5)	Form of Letter to Holders—incorporated herein by reference to Exhibit 99.4 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.

(a)(6)	Press Release, dated March 31, 2004 (filed pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(d)(1)	Indenture used in connection with the issuance of the Notes which are a component of the Income PRIDES—incorporated herein by reference to Exhibit 4 to the registration statement on Form S-3 of the registrant
(File No. 333-10145).

(d)(2)	Second Supplemental Indenture used in connection with the issuance of the Notes which are a component of the Income PRIDES—incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

(d)(3)	Form of Note—incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001.

(d)(4)	Purchase Contract Agreement between Electronic Data Systems Corporation and The Chase Manhattan Bank, as Purchase Contract Agent—incorporated herein by reference to Exhibit 4.3 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001

(d)(5)	Form of Income PRIDES Certificate—incorporated herein by reference to Exhibit 4.4 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001

(d)(6)	Pledge Agreement among Electronic Data Systems Corporation, First Union Trust Company, N.A., as Collateral Agent, and The Chase Manhattan Bank, as Purchase Contract Agent—incorporated herein by reference to Exhibit 4.5 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001

(d)(7)	Remarketing Agreement among Electronic Data Systems Corporation, The Chase Manhattan Bank, as Purchase Contract Agent, and Merrill Lynch & Co., Merrill Lynch Pierce, Fenner & Smith Incorporated, as Remarketing Agent—incorporated herein by reference to Exhibit 4.6 to the Current Report on Form 8-K/A of the registrant dated June 29, 2001

(g)	Not applicable.

(h)	Opinion of Vinson & Elkins L.L.P.—incorporated by reference to Exhibit 8.1 to the Company’s Registration Statement on Form S-4 filed on March 31, 2004.